Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

October 28, 2003

Dear Sir/Madam:

We have read the paragraphs of Item 4 included in the Form 8-K dated
October 27, 2003 of Subjex, Inc. to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,


/s/ Scott M. Callahan

Callahan, Johnston & Associates, LLC


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